EXHIBIT 99.1
MEMORANDUM
TO: SPARTA Employees and Stockholders                                                                       DATE: July 21, 2005
FROM: Bob Sepucha
SUBJECT: Second Quarter 2005 Report and Stock Price Evaluation

Stock Pricing Results
The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after July 21, 2005. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $40.96 per share, an increase of $0.09 (0.2%) per share compared to $40.87 per share as of April 21, 2005 and an increase of $9.80 per share (31%) since July 21, 2004.
Equity continued to grow in the second quarter and as a result the equity/share term contributed $0.48 to share price growth. Earnings in the quarter remained strong at the level of the previous two quarters, and as a result it contributed $1.31 to stock price growth from the earning/share term. These stock price gains, however, were offset by weak performance in the growth factor. Projected twelve-month profits from the contract backlog were 6% below profits from the previous twelve months. As a result, the growth term decreased $1.70 per share.
Quarterly Stock Trade
At its July 21, 2005 meeting, the Board of Directors decided to modify slightly the stock policy concerning quarterly trades. Because of the excellent liquidity we have enjoyed over the last several quarters, the Board decided to increase the common repurchase amount from $4,000 per stockholder to $5,000. In addition, the minimum available for pro rata repurchases has been increased from $700K to $1,200K. These changes take effect at the August trade date. In addition, the Board decided to change the portion of end-of-year bonuses paid in SPARTA stock from the current 30% to 20%. This change will be in effect for the 2005 end-of-year bonuses. The Board will revisit, and possibly modify these changes, should the liquidity picture change in the future.
Because of strong earnings and continued significant stock-option exercises by our employees, we anticipate slightly improved liquidity this quarter, approximately $3,000K for quarterly pro rata repurchases on the August 22 trade date (since August 21 falls on a Sunday). This is approximately $400K more than on the May 2005 trade date when $2,600K was available and $2,820K of pro rata purchases was submitted.
The deadline for the August 21 trade date is Monday, August 22 since August 21 falls on a Sunday. Stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to August 22, offering up to $4,997 in stock (122 shares) along with signed stock certificates for the amount offered. (Shares acquired less than 6 months prior to the stock trade date, i.e. after February 21, 2005, may not be offered. This includes shares acquired by exercising options, from year-end bonuses, profit sharing and 401(k) contributions, and Rabbi Trust grants.) Offerers wishing to sell in excess of $5,000 in stock should submit at the same time a second stock transaction request for the amount they desire to sell in excess of $5,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after August 22 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Proceeds from the pro rata sale will be forwarded to the sellers in early October, approximately six weeks after the trade date. Repurchase requests received after August 22 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of August 18 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).
No transaction will be processed unless the original signed stock transaction request is received by Diane Lavoie in the CBO by the August 22 deadline. Forms that are emailed or faxed will not be accepted. For the $5,000 repurchase requests, the stock certificate must accompany the original stock transaction request. For repurchase requests in excess of $5,000, the second original transaction request must also be received by the deadline but, as described above, the stock certificates should not be provided until the sellers are notified of the pro rata allocation.
New Contracts
In the second quarter, we had 14 significant competitive contract/task-order wins and sole-source awards totaling $125M in expected value. We had 5 significant competitive contract/task-order losses totaling $52M. In addition, as a prime contractor, we won a Navy Seaport-e Multiple Award Contract (MAC). While the four-year ceiling is $150B, a realistic expected value from the MAC is approximately $5M.
In the Missile Defense Sector, ASTO won the Command and Control, Battle Management, and Communications SETA contract from the Missile Defense Agency. The contract value is $69M over five years which includes a one-year base period and four one-year options. The contract also includes provision for a five-year award term which, if awarded, would extend the contract life to ten years. TASO, as a subcontractor to Belzon, Inc., won a competitive Life Cycle Cost Reduction/Value Engineering task-order as part of the Army Aviation and Missile Defense Command (AMCOM) EXPRESS program. We expect to generate $10M over the life of the task although its ceiling is $24M. As a subcontractor to Science Applications International Inc., TASO also won the $1M, two-year Directed Energy Test and Evaluation Capability effort from the Army Program Executive Office, Simulation, Training, and Instrumentation Office. Finally, TASO won a prime role on the aforementioned the Naval Sea Systems Command Seaport-e program. This multiple-award Indefinite Delivery/Indefinite Quantity contract with a $150B ceiling provides a funding vehicle for most Navy acquisition programs. TASO expects to initially generate $1M-$2M per year in revenues over the four-year contract. The contract provides for two-five-year award terms that could extend the contract to fourteen years.
In the Mission Systems Sector, DSTO received two awards. The first was from the Defense Advanced Research Projects Agency (DARPA) for the second phase of their Spectral Sensing of Bio-Aerosols program, a $3.6M nine-month effort. The second award was from the Office of the Secretary of Defense, where as a subcontractor to The Analysis Group LLC, DSTO will provide support to the Force Transformation Office. This program has a value of $5M over five years including a one-year base period and four one-year options. Science Applications International Corporation definitized a subcontract to SMDO for end-to-end system modeling in the Army’s Future Combat Systems program. This effort, begun last October, is for one year with a value of $7.1M.
In the National Security Systems Sector, ISSO won a $1.1M, eighteen-month contract from the National Security Agency (NSA) for their Blackberry Secure Mail Pilot program. In conjunction with SMDO, ISSO also won a competitive NSA contract for Telemetry, Tracking and Control support for the Cryptologic Security Architecture program. SPARTA’s effort is valued at $2.6M over nine months.

ACTO received four sole-source awards and one competitive award of a follow-on contract. The sole-source awards include one from the FBI (classified title) for $2.4M over five years, and three from classified customers: Catapult and Stiletto for $7.1M over five years; Doorway for $4.4M over one year; and Pathway for $2.2M over twenty-two months. The follow-on win was a $1.8M, eight-month contract from the DARPA for Phase II of the Trustable Adaptive Cognitive Communications program.
In the Hardware Systems Sector, STO, as a subcontractor to Teledyne Brown Engineering, won a competitive award from the Air Force Operational Test and Evaluation Command for their ID/IQ Engineering and Technical Services program. The expected subcontract value is $8M over five years.
In the Missile Defense Sector, TASO, as a subcontractor to Westar, Inc., lost the Life Cycle Cost Reduction/Value Engineering task order as part of the AMCOM EXPRESS program. This is the same task TASO won as part of the Belzon team.
In the Mission Systems Sector, DSTO, as a subcontractor to ICF Consulting, lost the Cooperative Threat Reduction support contract from the Defense Threat Reduction Agency, a $15M five-year effort. DSTO also lost two competitive bids to the Homeland Security Advanced Research Projects Agency. The first was a $5.5M, three-year bid for their Terahertz Imaging for IED Detection program. The second was for Real-Time Visible/Near-Infrared Hyperspectral Imaging for Low Vapor Pressure Chemical Detection. The value of that proposal was $6M for three years.
Finally, in the National Security and Systems Sector, ACTO, as a subcontractor to Titan Systems, lost a competitive award from the NSA for Signal Development. This subcontract proposal had a value of $15M over a five-year period.
2005 Business Performance
Second quarter performance showed modest gains over the previous two quarters. Sales were $70.5M, direct labor was $19.2M, and gross profit was $7,987K. (The difference between gross profit and income from operations, as reported in our consolidated income statement, is due to unallowable operating costs, which totaled $891K in the second quarter of 2005. Unallowable costs in the second quarter were almost twice that in the first quarter due primarily to certain costs associated with the Annual Training Meeting in May.) These values represent changes of 8%, 5%, and 4%, respectively, from the first quarter. Relative to the second quarter of 2004, these values represent increases of 9%, 23%, and 21%, respectively. Gross profit continued to benefit from excellent management of our fixed-price contracts in both hardware and analysis programs.
Twelve-month contract backlog was $255M, up 4% from the first quarter and 12% from the fourth quarter of 2004, and multi-year contract backlog was $633M, down 8% from the previous quarter and down 11% from the fourth quarter of 2004. Both backlog measures reflect continued delays and uncertainties in the status of missile defense follow-on programs.
In the second quarter, we hired 137 people, 69 more than in the first quarter. Half of that increase was due to the acquisition of the McAfee Research Division, a deal that closed at the beginning of the second quarter. Accounting for the acquisition as a one-time event, the annual recruiting rate through the second quarter was 31% which is sufficient to meet our planned staffing for 2005. We had 28 terminations in the second quarter with 19 leaving the company for jobs at other companies or in the government. On an annualized basis, this corresponds to an overall turnover rate of 12% and a rate of 7% for people leaving for other jobs. By comparison, in all of 2004, these turnover rates were 15% and 10%, respectively. At the end of the second quarter, we had a full-time equivalent staff of 1,317 people.

The revised business plan and internal budget for 2005 are based on revenues of $272M, reflecting the addition of the McAfee Research Division in the second quarter. This represents a modest 8% increase over 2004. Performance through the first two quarters was consistent with the revised plan. If the second half growth experienced in the past few years materializes this year as well, we can expect yearend results to exceed the plan in sales, direct labor and gross profit.
2005 Financial Performance
Net earnings for the second quarter were $4.3M, essentially the same as for the first quarter, down 6% from the fourth quarter of 2004 but up 4% from the second quarter of 2004. Profitability in the quarter was 6.2% compared to 6.6% in the first quarter. Through the first half of the year, profitability stood at 6.4%, slightly above that for the first half of 2004 (6.3%) and the same as for the entire 2004. Stockholders’ equity stood at $58.1M, up 8% from the first quarter and up 15% from the second quarter of 2004.
In the second quarter, cash and investments decreased by $2.0M to $25.6M as collection of receivables slowed somewhat in the quarter. Days Sales Outstanding (DSO) equaled 64 days at the end of June, up a day from March. Despite the slowdown, the year-to-date average DSO was 61 days, 3 days less than the year-to-date average for 2004. Overall, cash and investments remained strong (+30%) relative to a year ago.
No new promissory notes were issued during the first quarter so with the scheduled principal payments of $978K, the promissory note balance decreased to $9.9M. At the end of the second quarter, cash and investments exceeded the sum of our income tax liabilities and promissory note obligations by $13.2M. By contrast, at the end of the second quarter of 2004, cash and investments exceeded these liabilities by only $10.1M despite the fact that the promissory note obligations were $6.9M.
All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SPARTA, INC.
OPERATING RESULTS
AS OF June, 2005

Business Results	For the three months ended		For the twelve months ended
(in $K, unless otherwise noted)	June 05	June 04	June 05	June 04
Sales ($M)	$70.5	$64.7	$267.7	$224.6
Gross earnings	7,987	6,606	30,377	22,712
Net income	4,337	4,180	17,153	13,629
Stock tax benefit	865	571	4,180	2,651
Stock sales — Receivable	(1,096)	(1,809)	475	(1,176)
Deferred Stock (Rabbi Trust)	(104)	41	14	(1)
Stock sales — exercise	6,458	4,256	14,012	11,136
Stock sales — retirement plans	1,350	1,119	5,240	4,546
Stock sales — bonus	0	0	1,623	1,915
Total Stock Sales	7,808	5,375	20,875	17,597
Stock repurchases:
— Cash	7,439	4,609	27,299	16,020
— Promissory notes	0	0	6,006	0
Total Stock Repurchases	7,439	4,609	33,305	16,020

Business Projections and Backlog	At Jul 03,	At Jan 2,	At Jul 04,
(in $M, unless otherwise noted)	2005	2005	2004
Contract backlog	254.6	227.3	215.4
Proposal backlog	92.6	72.7	76.4
Twelve month projected sales	290.1	252.2	240.5
Twelve month projected earnings ($K)	29,988	25,599	21,818

	At Jul 03,	At Jan 2,	At Jul 04,
Breakdown of Stockholders Equity ($M)	2005	2005	2004
Stock sales	$70.97	$57.05	$50.10
Stock sales receivables	($1.84)	(0.68)	($2.32)
Deferred stock compensation	($0.44)	(0.37)	($0.45)
Stock repurchases	($72.94)	(64.40)	($46.37)
Stock tax benefit	$19.01	17.68	$14.84
Retained earnings	$43.36	41.44	$32.94

Stockholders’ Equity	$58.13	$50.73	$48.73

Subordinated stock notes	9.87	10.41	6.91

Net Worth	$67.99	$61.13	$55.64

	At Jul 03,	At Jan 2,	At Jul 04,
Stock Notes ($M)	2005	2005	2004
Total note balance	$9.87	$10.41	$6.91
Long-term subordinated	$7.21	$7.41	$4.57

STOCK PRICE CALCULATION
(Business Data as of 07/03/2005)

	Equity		Growth		Earnings
	Term		Term		Term
	SE+SN+CX					NP+STB

PRICE =	SI+SV	+	7 x FG	x	(2 YR AVG	SI+SV)

Stock Ownership
Shares Issued (SI)	5,289
Option Vested (SV)	857

6,146

Equity Term ($K)
Stockholders Equity (SE)	58,126
Subordinated Notes (SN)	7,207
(Long Term Portion)
Cost to Exercise SV (CX)	17,549

SE + SN + CX =	82,882

Equity Term/Share
SE+SN+CX		82,882

SI+SV	=	6,146	=	$13.485

Growth Term (FG)
			Less Extraordinary
Gross Earnings ($K)		Less SIT	Gain/Misc. Income

Past 12 Months	30,378	29,428	29,337
Past 24 Months	53,089	51,329	51,184
12 Month Projection	27,556	(Contract Backlog + Weighted Proposal Backlog)
FG = [ {Past 12 Months + 12 Months Projection} / Past 24 Months ]2
FG = [ (29,337 + 27556) / 51,184 ] 2 = 1.236

Earnings Term ($K)						Previous 7 Quarters
Net Earnings for Quarter		(NP)		=	4,647	0.589
(Unallowable stock compensation added back)						0.696
Stock Tax Benefit		(STB)		=	865	0.690
						0.698
Quarter	NP+STB	=	(4646.5 + 865.008)/6,146			0.898

	SI+SV	=			0.897	1.029
						0.854

2 YR AVG	NP+STB	=	(0.897 + 5.454)/2			5.454

	SI+SV	=			3.176

Stock Price Computation
Note: Growth Term may not exceed	1.500
Price/Share     =     $13.485     +     7     x     1.236     x     3.176     =     $40.96